UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 6, 2006

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 1.01 --Entry into a Material Definitive Agreement.

On July 6, 2006, our wholly-owned subsidiary Northtown Business Center, L.L.C. deposited $125,000 with the escrow agent appointed under a Purchase and Sale Agreement dated June 28, 2006 (the “Purchase Agreement”) with Cherokee North Kansas City, LLC (the “Seller”). Pursuant to the Purchase Agreement, we will purchase approximately 12.44 acres of land and an industrial building containing approximately 240,000 rentable square feet of industrial and related office and mezzanine space located in North Kansas City, Missouri (the “Property”) for a purchase price of $5.25 million, adjusted for standard prorations. The Seller is an unrelated third party.

Our purchase of the Property is subject to our due diligence review and inspection, which must be satisfactory in our sole discretion determined during a 30 day due diligence period that commenced on June 30, 2006. The closing is scheduled to occur 60 days after June 30, 2006. The closing is also subject to other standard closing conditions, including conveyance of the Property to us with a title insurance policy insuring title, free and clear of all liens and encumbrances except permitted encumbrances.

One of the current tenants of the Property is Delphi Automotive Systems LLC, which is a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code and has the right to reject its lease of the Property in connection with the bankruptcy proceedings at any time prior to June 7, 2007.

We have the right to elect to structure the transaction as a like-kind exchange through an intermediary in accordance with Section 1031 of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             MAXUS REALTY TRUST, INC.

Date: July 13, 2006                   By: /s/ David L. Johnson
 David L. Johnson
 Chairman of the Board, President and Chief
 Executive Officer